Exhibit 99.1

60 Degrees Pharmaceuticals Announces Pricing of
$2.4 Million Public Offering

WASHINGTON, Jan. 30, 2024 (GLOBE NEWSWIRE) — 60 Degrees Pharmaceuticals, Inc. (NASDAQ: SXTP; SXTPW) (“60 Degrees Pharmaceuticals” or the “Company”), specialists in developing and marketing new medicines for the treatment and prevention of infectious diseases, announced today the pricing of its public offering of 5,260,901 units (the “Units”) at a price to the public of $0.385 per Unit and 999,076 pre-funded units (the “Pre-Funded Units”) at a price to the public of $0.375 per Pre-Funded Unit. Each Unit consists of one share of common stock and one warrant exercisable for one share of common stock (the “Warrant”). Each Warrant will have an exercise price of $0.4235 per share, be exercisable immediately upon issuance and expire five years from the date of issuance. Each Pre-Funded Unit consists of one pre-funded warrant exercisable for one share of common stock (the “Pre-Funded Warrant”) and one Warrant identical to the Warrants included in the Units. The purchase price of each Pre-Funded Unit is equal to the price per Unit being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant is $0.01 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The closing of the offering is expected to occur on or about January 31, 2024, subject to the satisfaction of customary closing conditions.

The underwriters have been granted an option, exercisable within 45 days after the closing of this offering, to purchase shares of the Company’s common stock at a price of $0.385 per share and/or Warrants at a price of $0.01 per Warrant and/or Pre-Funded Warrants at a price of $0.375 per Pre-Funded Warrant, or any combination of additional shares of common stock, Warrants and/or Pre-Funded Warrants, representing, in the aggregate, up to 15% of the number of Units sold in this offering, 15% of the Warrants underlying the Units and Pre-Funded Units sold in this offering and 15% of the Pre-Funded Warrants underlying the Pre-Funded Units sold in this offering, in all cases less the underwriting discount to cover over-allotments, if any.

WallachBeth Capital LLC is the Sole Bookrunner for the offering. Sichenzia Ross Ference Carmel LLP is acting as legal counsel to the Company and TroyGould PC, is acting as legal counsel to the underwriters.

The gross proceeds to the Company from the offering are expected to be approximately $2.4 million, before deducting underwriter fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes; the relaunch of the Company’s FDA-approved ARAKODA® (tafenoquine), for malaria prevention; and research and development activities.

The offering is being conducted pursuant to the Company’s registration statement on Form S-1 (File No. 333-276641) previously filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on January 29, 2024. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from WallachBeth Capital, LLC, via email: cap-mkts@wallachbeth.com, or by calling +1 (646) 237-8585, or by standard mail at WallachBeth Capital LLC, Attn: Capital Markets, 185 Hudson St., Suite 1410, Jersey City, NJ 07311, USA.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About 60 Degrees Pharmaceuticals, Inc.

60 Degrees Pharmaceuticals, Inc., founded in 2010, specializes in developing and marketing new medicines for the treatment and prevention of infectious diseases that affect the lives of millions of people. 60 Degrees Pharmaceuticals successfully achieved FDA approval of its lead product, ARAKODA® (tafenoquine), for malaria prevention, in 2018. 60 Degrees Pharmaceuticals also collaborates with prominent research organizations in the U.S., Australia and Singapore. 60 Degrees Pharmaceuticals’ mission has been supported through in-kind funding from the U.S. Department of Defense and private institutional investors including Knight Therapeutics Inc., a Canadian-based pan-American specialty pharmaceutical company. 60 Degrees Pharmaceuticals is headquartered in Washington D.C., with a majority-owned subsidiary in Australia. Learn more at www.60degreespharma.com.

Forward-Looking Statements

The statements contained herein may include prospects, statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties. Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The statements expressed herein are those only of 60 Degrees Pharmaceuticals.

Forward-looking terminology, such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof, or other variations thereon or comparable terminology, may discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. However, we are not able to predict accurately or control these matters. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:Sheila A. BurkeMethod Health

Communicationsmethodhealthcomms@gmail.com(484) 667-6330

Investor Contact:Patrick Gaynespatrickgaynes@60degreespharma.com(310) 989-5666